Exhibit 99.1

For Release at 1:05 p.m., PST 02/10/11

Iteris Reports Third Quarter Revenues of $14 Million

— Product Sales Increased 16% Year-Over-Year, Benefiting From

Effective R&D Investments—

SANTA ANA, Calif. — February 10, 2011 — Iteris, Inc. (NYSE Amex: ITI), a leader in traffic management that focuses on the development and application of advanced technologies, reported financial results for its third fiscal quarter ended December 31, 2010.

Net sales and contract revenues for the third quarter totaled $14.0 million, representing a 3.4 percent increase from $13.6 million in the same year-ago quarter. The increase was primarily due to a 16.3 percent increase in net sales of sensors products, which was partially offset by a 12.2 percent decline in Transportation Systems contract revenues.

Gross margins for the third quarter were 41.0 percent, as compared to 40.8 percent reported in the same year-ago quarter.

Operating expenses were $13.5 million for the third quarter, including a non-cash goodwill impairment charge of $8.0 million. As a result of lower than expected operating results generated by the Transportation Systems segment and the ongoing weakness in the markets that segment serves, the company reassessed the carrying value of its goodwill as of December 31, 2010 and concluded its goodwill was impaired. The goodwill impairment charge is a non-cash adjustment which has no affect on cash flows or liquidity.

For the third quarter, GAAP net loss was $7.0 million and GAAP diluted loss per share was $0.20, as compared to GAAP net income of $709,000 or GAAP diluted earnings per share of $0.02 in the same year-ago quarter.

Excluding non-cash charges for goodwill impairment, amortization of intangible assets, and stock-based compensation, non-GAAP net income was $403,000 and non-GAAP diluted earnings per share was $0.01 for the third quarter as compared to non-GAAP net income of $840,000 and non-GAAP diluted earnings per share of $0.02 in the same year-ago quarter. See “Use of Non-GAAP Financial Information” below for important information regarding our use of non-GAAP financial measures.

Cash totaled $12.5 million at December 31, 2010, representing a $2.1 million increase from $10.4 million at the end of the previous fiscal year, with no borrowings on the company’s $12.0 million working capital line of credit.

Fiscal Q3 2011 Operational Highlights

•                  Acquired privately-held Meridian Environmental Technology, Inc. (MET), a leader in 511 advanced traveler information and decision support systems.

•                  Selected by the Orange County Transportation Authority to complete the design, implementation, and support services for traffic signal synchronization on three corridors within Orange County, California. The contract is valued at approximately $1.7 million.

•                  Awarded a contract by the city of Oxnard for the design phase of the Oxnard Intelligent Transportation System Master Plan project valued at $750,000.

•                  Selected by the State of Utah to provide software support services for Iteris’ CVIEW-Plus™ system and Commercial Vehicle Information Systems and Networks, carrying a potential value of approximately $700,000 over the next two years.

•                  Iteris and Meritor WABCO released and demonstrated their second generation of the SafetyDirect™ Fleet Performance System at the American Trucking Association Management Conference in Phoenix, Arizona.

•                  Partnered with Qualcomm, Inc. to deliver safety data to trucking fleets.

•                  Approximately $7.1 million in new Transportation Systems consulting contracts were signed during the quarter compared to $5.2 million in the prior quarter. Transportation Systems contract backlog at the end of the quarter was $27.9 million, up from $26.3 million reported at the end of the prior quarter.

Management Commentary

“Our sensors segments continued to drive growth in revenues, while we generated another quarter of positive cash flow from operations and maintained a strong balance sheet,” said Abbas Mohaddes, president and CEO of Iteris. “We plan to utilize our strong financial position to build on our successes and make focused investments in R&D and sales and marketing to keep our technologies at the forefront of the Intelligent Transportation Systems market. This strength is evidenced by our fourth consecutive quarter of year-over-year revenue growth in the product side of our business. We believe we are expanding our market share as a result of our R&D activities and expect the uptake in demand for our offerings to continue.”

“Although our Transportation Systems segment revenues were down for the quarter due to the ongoing weakness of the market and lengthening of the overall sales cycle, as well as the delay of certain contracts, we remain optimistic on the growth prospects for this business segment,” continued Mohaddes. “In fact, during the quarter, we expanded our Systems backlog by $1.6 million to $27.9 million, and have already seen an increase in requests for proposal in key markets. Further, we continue to believe funding for our Transportation Systems services will increase as a result of anticipated newly allocated funds and the expected priority of infrastructure spending by the current federal administration.”

Conference Call

Iteris will conduct a conference call with analysts and investors later today (February 10, 2011) at 4:30 p.m. EST (1:30 p.m. PST) to discuss the operating results for the third fiscal quarter.

Iteris’ CEO Abbas Mohaddes and CFO Jim Miele will host the presentation followed by a question and answer period.

To participate by phone, dial 617-597-5325 at least 5-10 minutes prior to the start time and enter pass code 77596712. If you have any difficulty connecting with the conference call, please contact Liolios Group at 949-574-3860.

Iteris will broadcast the conference call via its website over the Internet.  To listen to the live webcast please visit the investor relations section of the Iteris website at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=114851&eventID=3695780 .

To view financial and other information required by SEC Regulation G please visit the investor relations section of the Iteris website at: http://phx.corporate-ir.net/phoenix.zhtml?c=114851&p=irol-reports.

To access the webcast, you will need Windows Media Player software installed on your computer, which is available on the webcast page under “Pre-Event System Test.” This may take up to 10 minutes to install.  If you have any difficulty connecting to the conference call or webcast, please contact Liolios Group at (949) 574-3860.

A webcast replay of the call will be available until 5:00 p.m. PST on February 24, 2011.

About Iteris, Inc.

Iteris (NYSE Amex: ITI), is a leader in traffic management focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion, and improve the safety of surface transportation systems infrastructure.  Combining outdoor image processing, traffic engineering, and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions. Iteris is headquartered in Santa Ana, California, with offices throughout North America and in Europe, Asia, and the Middle East. Investors are encouraged to contact us at 888-329-4483 or at www.iteris.com.

Use of Non-GAAP Financial Information

Iteris reports net income (loss) and diluted earnings (loss) per share in accordance with accounting principles generally accepted in the United States (“GAAP”) and supplementally on a non-GAAP basis.  The company’s presentation of non-GAAP net income and non-GAAP diluted earnings per share excludes the impact of charges related to the impairment of goodwill, stock-based compensation, and the amortization of certain intangible assets. A reconciliation of these GAAP and non-GAAP financial measures for all periods presented is found in the attached “Unaudited Reconciliation of Non-GAAP Adjustments.”

Iteris believes that the presentation of non-GAAP net income and non-GAAP diluted earnings per share provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. Iteris also believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in our industry, many of which use similar non-GAAP financial measures to supplement their GAAP results. The company’s management generally uses non-GAAP net income and non-GAAP earnings per share to evaluate the operating performance of Iteris, because management believes that the inclusion or exclusion of the items described above provides insight into its core operating results, its ability to generate cash and underlying business trends affecting the Company’s performance.  In addition, Iteris has excluded stock-based compensation expenses since these expenses rely on valuations based on future events such as the market price of our common stock, which are difficult to predict and are affected by market factors that are largely not within the control of management. Iteris has chosen to provide this non-GAAP information to investors to enable them to perform additional analyses of past, present, and future operating performance and as a supplemental means to evaluate our ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates, and projections about our business, our industry, the U.S. and global economies, federal funding for transportation and infrastructure projects as well as management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the company’s expansion strategies and anticipated growth opportunities, and statements about our future performance, operating results, financial condition and prospects, and the market demand for and acceptance of our products, technologies and services. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state, and local budgetary issues, as well as constraints and funding delays; the timing and amount of stimulus or other funds allocated to overall transportation infrastructure projects and the transportation industry; any continued delays in the adoption of the new federal highway bill and the content of such bill when and if adopted; the status of the residential and commercial real estate market); the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to further expand our revenues and introduce and gain broad acceptance for new technologies, products or services; our customer’s production schedules, agendas, the success of our customer’s products that incorporate our active safety and other technologies; our ability to specify, develop, complete, introduce, market, and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; and the general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations

Scott Liolios or Cody Slach

Investor Relations

Liolios Group, Inc.

Tel 949-574-3860

info@liolios.com

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2010	March 31, 2010
	(unaudited)
ASSETS:
Cash	$12,462	$10,405
Trade accounts receivable, net	10,194	11,311
Costs and estimated earnings in excess of billings on uncompleted contracts	3,588	3,871
Inventories	3,473	2,727
Prepaid expenses	504	623
Deferred tax assets	14,609	14,732
Property and equipment, net	2,110	2,550
Goodwill	19,821	27,791
Intangible and other assets, net	547	652
Total assets	$67,308	$74,662

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$10,619	$10,552
Revolving line of credit	—	—
Unrecognized tax benefits	585	751
Term debt	3,421	5,293
Total liabilities	14,625	16,596
Total stockholders’ equity	52,683	58,066
Total liabilities and stockholders’ equity	$67,308	$74,662

ITERIS, INC.

UNAUDITED GAAP CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2010	2009	2010	2009
Net sales and contract revenues:
Net sales	$8,608	$7,401	$26,938	$22,796
Contract revenues	5,424	6,176	16,854	20,280
Total net sales and contract revenues	14,032	13,577	43,792	43,076
Costs of net sales and contract revenues:
Cost of net sales	4,352	3,844	13,415	12,099
Cost of contract revenues	3,929	4,198	11,308	13,290
Gross profit	5,751	5,535	19,069	17,687
Operating expenses:
Selling, general, and administrative	4,603	3,915	13,515	12,695
Research and development	882	890	2,863	2,738
Impairment of goodwill	7,970	—	7,970	—
Amortization of intangible assets	36	36	109	122
Total operating expenses	13,491	4,841	24,457	15,555
Operating income (loss)	(7,740)	694	(5,388)	2,132
Non-operating income (expense):
Other income (expense), net	(7)	25	13	42
Interest expense, net	(38)	(58)	(120)	(215)
Income (loss) before income taxes	(7,785)	661	(5,495)	1,959
Income tax benefit (provision)	758	48	(193)	(563)
Net income (loss)	$(7,027)	$709	$(5,688)	$1,396

Earnings (loss) per share:
Basic	$(0.20)	$0.02	$(0.17)	$0.04
Diluted	$(0.20)	$0.02	$(0.17)	$0.04

Weighted average shares outstanding:
Basic	34,332	34,260	34,331	34,235
Diluted	34,332	34,469	34,331	34,430

ITERIS, INC.

UNAUDITED RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in thousands, except per share data)

The following non-GAAP adjustments are based upon our unaudited consolidated statements of operations for the periods shown. These adjustments are not in accordance with or an alternative for GAAP. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.  Iteris intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

The following represents a reconciliation (unaudited) of GAAP net income (loss) to non-GAAP net income.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

GAAP net income (loss)	$(7,027)	$709	$(5,688)	$1,396
Plus:
Impairment of goodwill (1)	7,970	—	7,970	—
Amortization of intangible assets (2)	36	36	109	122
Stock-based compensation (3)	100	95	286	282
Less:
Incremental income taxes associated with the non-GAAP items above	(676)	—	(677)	—
Non-GAAP net income	$403	$840	$2,000	$1,800

(1)          These charges were related to goodwill impairment associated with Iteris’ Transportation Systems segment in the third quarter ended December 31, 2010.

(2)          These charges relate to capitalized identifiable intangible assets.

(3)          These charges relate to stock options granted by Iteris to its employees, non-employee directors.

The following represents a reconciliation (unaudited) of GAAP diluted earnings (loss) per share to non-GAAP diluted earnings per share.

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2010	2009	2010		2009

GAAP diluted earnings (loss) per share	$(0.20)	$0.02	$(0.17)		$0.04
Plus:
Impairment of goodwill	0.23	—	0.23		—
Amortization of intangible assets	0.00	0.00	0.00		0.00
Stock-based compensation	0.00	0.00	0.01		0.01
Less:
Incremental income taxes associated with the non-GAAP items above	(0.02)	—	(0.02)		—
Non-GAAP diluted earnings per share	$0.01	$0.02	$0.06	*	$0.05
Non-GAAP diluted weighted average shares outstanding	34,530	34,469	34,535		34,430

* Does not foot due to rounding